Advanced Emissions Solutions Announces Results of 2017 Annual Meeting of Stockholders

HIGHLANDS RANCH, Colorado - June 22, 2017 – Advanced Emissions Solutions, Inc. (the "Company") (NASDAQ: ADES) today announced the outcome of its 2017 Annual Stockholder Meeting. All four proposals set forth in the Company’s previously published Proxy Statement, including the election of the nominees for the Board of Directors, were approved by the stockholders. The Proxy Statement is available at www.advancedemissionssolutions.com and on the SEC Filings portal. The Company filed a Current Report on Form 8-K with the specific voting results of each proposal.
About the Company
Advanced Emissions Solutions, Inc., through our subsidiaries and joint ventures, is a leader in emissions control technologies and associated equipment, chemicals and services to customers in the coal-fired power generation industry. Our proprietary environmental technologies and specialty chemicals enable our customers to enhance existing air pollution control equipment, minimize mercury, acid gases, and other emissions, maximize capacity, and improve operating efficiency to meet the challenges of existing and pending emission control regulations.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 30 US patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com.

Tinuum Group, LLC is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coal in cyclone boilers and ADA’s patented M-45™ and patent pending M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively. www.tinuumgroup.com

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com